EXHIBIT 23.1

CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in Registration Statement Nos. 333-152720, 333-145489, 333-133702, and 333-160407 of Taleo Corporation on Form S-8 of our report dated February 8, 2008 related to the consolidated balance sheet of Vurv Technology, Inc. and subsidiaries as of January 31, 2007, and the related consolidated statements of operations, redeemable preferred stock and stockholders’ deficiency, and cash flows for each of the two years in the period ended January 31, 2007, appearing in the Form 8-K of Taleo Corporation dated October 28, 2009.

/s/ DELOITTE & TOUCHE LLP

Jacksonville, Florida

October 27, 2009